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                                                                    EXHIBIT 4.4

                                Second Amendment

Second Amendment to the Master Agreement, as amended December 22, 1999, License Agreement, Research Agreement, U.S. and Canada Manufacturing and Supply Agreement and International Manufacturing and Supply Agreement between Pfizer Inc. ("Pfizer"), Deprenyl Animal Health, Inc. ("DAHI") and Draxis Health Inc. ("Draxis") dated November 12, 1997, (collectively, the "Pfizer Agreements").

Whereas, the parties wish to amend the Pfizer Agreements to adjust minimum royalty payment obligations, on-going royalty rates and other provisions as set forth below, to reflect that the Pfizer Agreements henceforth encompass only the US and Canada;

The parties hereby agree as follows:

        1. Under Section 5. ("Minimum Royalties") of the License Agreement, delete (a), (b), (c), (d) and (e) and insert the following:

        (a) Pfizer agrees to pay US$3.150 million dollars to DAHI, upon signing of this Second Amendment and DAHI agrees to accept such payment as full and final consideration of minimum royalties owed or owing to Draxis of US$0.5 million dollars and US$2.65 million dollars for the 2nd and 3rd cycle years, respectively.

        (b) DAHI agrees to release Pfizer from any obligation to pay minimum royalties for the 4th and subsequent 3-year cycles.

        2. Under Section 3(a) ("Payments") of the License Agreement, delete the table of Worldwide Aggregate Annual Net Sales and Royalty Rates and substitute the following table therefore (which shall apply from January 1, 2002 onwards):

                US and Canada Annual Net Sales of
                           Products                         Royalty Rate
                        First US $5 MM                          [ * ]
                        Next US $5 MM                           [ * ]
                        Next US $5 MM                           [ * ]
                        Next US $5 MM                           [ * ]
                        Above US $20 MM                         [ * ]

        3. Notwithstanding any provisions in the Pfizer Agreements, Pfizer agrees to surrender forthwith upon the execution of this Second Amendment all rights relating to Anipryl in countries other than the U.S. and
Canada and to all rights relating to [    *    ] worldwide and Draxis agrees
to release Pfizer from all obligations set forth in the Pfizer Agreements relating to Anipryl in countries other than the U.S. and Canada as well all
obligations relating to [    *    ] worldwide.  Such rights and obligations
include patent, trademark, tradename and other intellectual property rights set forth in the Pfizer Agreements.

* Material has been omitted and filed separately with the Securities and Exchange Commission

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        4.      Notwithstanding any provisions in the Pfizer Agreements,
Pfizer and Draxis agree to terminate the International Manufacturing and Supply Agreement and to release each other from all obligations and claims thereunder.

        5. Notwithstanding any provisions in the Pfizer Agreements, Pfizer and Draxis agree to release each other of all obligations pertaining to markets other than the U.S. and Canada, including reimbursement of related milestones as set forth in the Pfizer Agreements, such as the US$3 million dollars milestone paid by Pfizer to Draxis for registration of the Product in Australia.

        6. Under Section 8(b), ("Obtaining Registrations and Other Registrations; Costs Thereof") of the Master Agreement, delete the paragraph thereunder and substitute the following therefor:

        (b) Obtaining Registrations and Other Registrations; Costs Thereof. Draxis and DAHI shall obtain at their sole expense all registrations for the U.S. and Canada.

        7. Delete Section 8(d), ("Registrations by Pfizer in Japan") of the Master Agreement.

        8. Delete Section 8(i) ("Surrender of Registrations'") of the Master Agreement.

        9. Delete Section 2, page 2, of the Amendment to the Master Agreement, dated December 22, 1999.

       10.      Notwithstanding the provisions of sections 2.2, 2.3. 3.1 and
3.4 of the U.S. and Canada Manufacturing and Supply Agreement, Pfizer agrees to pay to Draxis an Adjustment Amount on Product Cost of Goods based on the amount of Product actually purchased by Pfizer from Draxis for 1999, 2000 and 2001.

        11. Under Section 5 ("Promotional Commitments") of the Master Agreement, delete Sections 5.1, 5.2, 5.5, 5.6, 5.7, 5.8 and 5.9 and substitute the following therefor:

                5.1 Pfizer agrees to use all reasonable commercial efforts to market and sell the Product in the U.S. and Canada and to provide annually (for Draxis internal budget planning purposes only) sales forecasts for the Product for the upcoming year. Pfizer shall also advise Draxis of any significant marketing and pricing changes to the Product in Canada and the U.S. that are likely to affect negatively Draxis' royalty entitlements pursuant to the terms of the Agreement.

        12. The parties agree to perform expeditiously such acts, execute and deliver such instruments and documents and do such other things as may be reasonably necessary to give effect to the matters referenced herein in this Second Amendment.

        13. All other terms of the Pfizer Agreements are ratified and confirmed.

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IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their duly authorized representatives.

DEPRENYL ANIMAL HEALTH, INC.

By     /s/ Jack A. Carter                         Date:          12/18/01
   -------------------------------------                -----------------------

DRAXIS HEALTH INC.


By     /s/ Martin Barkin                         Date:          12/18/01
   -------------------------------------                -----------------------

PFIZER INC.


By     /s/ Pedro Lichtinger                         Date:          12/18/01
   -------------------------------------                -----------------------